Exhibit 99.1

ClubCorp Holdings, Inc. Reports Strong Third Quarter Results
ClubCorp Holdings, Inc. (NYSE: MYCC), a membership-based leisure business and a leading owner-operator of private golf and country clubs, business, sports and alumni clubs, today announced financial results for its third quarter and year to date time periods that ended September 3, 2013.

Highlights

•
Revenue of $194.8 million for the third quarter of 2013 increased $14.8 million, or 8.2%, compared to the third quarter of 2012 due to strong organic and acquisition growth in our golf and country club segment. Revenue of $545.5 million through the first three quarters of 2013 was up $29.8 million, or 5.8%, compared to the first three quarters of 2012.

•
Adjusted EBITDA[1] of $41.6 million for the third quarter of 2013 increased $3.5 million, or 9.3%, compared to the third quarter of 2012. Adjusted EBITDA of $117.2 million through the first three quarters of 2013 increased $8.7 million, or 8.0%, compared to the first three quarters of 2012.

•	We continued execution of our acquisition growth strategy which resulted in the addition of two private golf and country clubs during the second and third quarters of 2013.

•
We launched an initial public offering (“IPO”) and began trading on the NYSE on September 20, 2013. We called for the redemption of $145.25 million of our 10% Senior Notes using a portion of net IPO proceeds.

•
We amended our Secured Credit Facility adding $135.0 million in incremental revolving credit commitments while extending the maturity date on our term loan to July 2020 and reducing our post-IPO transaction interest rate by 100 basis points.

•	We promoted Mark Burnett to Chief Operating Officer (“COO”) effective October 15, 2013.

•	We are presenting full year 2013 Adjusted EBITDA guidance in the range of $174.5 million to $176.5 million.

Commenting on the Company’s results through the third quarter of 2013, Eric Affeldt, ClubCorp’s president and chief executive officer said, “We are very pleased with our strong performance through the first three quarters of 2013. We’ve seen members respond favorably to our ongoing programming and capital initiatives which have helped increase membership and club usage as well as drive revenues across all aspects of our core business and deliver in excess of 10-15% unlevered returns on reinvention investments. These results reflect the strength of our business model that is centered on our mission to build relationships and enrich the lives of our members.”
Regarding the IPO, Affeldt said, “We are excited about completing our IPO and would like to thank everyone involved. Post-transaction, we’re at 3.2x leverage[2] and have sufficient liquidity through our increased revolver to further execute on our growth strategy by implementing programming and capital investment enhancements at our existing clubs while pursuing acquisitions to drive additional revenue and Adjusted EBITDA growth.”
Affeldt continued, “We are also pleased to promote Mark Burnett to the newly created position of Chief Operating Officer. In this role, Mark will retain responsibility for golf and country club operations while adding oversight of our business, sports and alumni clubs. Mark is a proven operator with a strong track record of success, and we look forward to his expanded leadership and future contributions.”
Regarding the Company’s outlook for 2013, Affeldt said, “We continue to see strong performance in drivers underlying our guidance including membership counts that have grown compared to prior year and improved pace of private party bookings in advance of the holiday season compared to prior year. We are pleased with performance through the third quarter and anticipate 2013 revenue growth approximating 7.0% over 2012 as we are optimistic about a strong close to 2013.”
[1] This earnings release includes a metric entitled Adjusted EBITDA that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section below for the definition of Adjusted EBITDA and the reconciliation later in this earnings release to the most comparable financial measures calculated in accordance with GAAP.
[2] This proforma leverage ratio is calculated as net funded debt divided by Adjusted EBITDA for the four quarters ended September 3, 2013. Net funded debt includes a proforma adjustment for our intended redemption of $145.25 million of our 10% Senior Notes using a portion of net proceeds from our initial public offering and is net of cash and cash equivalents. See “Unaudited Balance Sheet and Other Data” for further details and for a reconciliation of funded debt to debt per our balance sheet.

Exhibit 99.1

Year to Date Results
Total revenues of $545.5 million for the 36 weeks ended September 3, 2013 increased $29.8 million, or 5.8%, compared to the 36 weeks ended September 4, 2012, primarily due to increased golf and country club revenue. Adjusted EBITDA of $117.2 million for the 36 weeks ended September 3, 2013 increased $8.7 million, or 8.0%, over the 36 weeks ended September 4, 2012, largely due to increased Segment EBITDA from our golf and country club segment and from $1.7 million of increased cash dividends, that are subject to timing, from an equity investment included in the calculation of Adjusted EBITDA.

Golf and country club revenue increased $22.1 million, or 5.5%, of which $6.0 million is attributable to golf and country club properties added since the beginning of 2012. The remaining $16.1 million golf and country club revenue growth is driven by increases in same store dues, food and beverage, golf operations and other revenue. In addition, business, sports and alumni clubs revenue grew $1.7 million, or 1.5%, due to increases in food and beverage and dues revenue. Revenue also increased $5.6 million due to reimbursements for certain operating costs at managed clubs receiving gross accounting treatment beginning with the second quarter of 2013. These reimbursements have no net impact on operating income, Segment EBITDA or Adjusted EBITDA.

Third Quarter 2013 Results
Total revenues of $194.8 million for the 12 weeks ended September 3, 2013 increased $14.8 million, or 8.2%, over the 12 weeks ended September 4, 2012, largely due to increased golf and country club revenue. Adjusted EBITDA of $41.6 million for the 12 weeks ended September 3, 2013 increased $3.5 million, or 9.3%, over the 12 weeks ended September 4, 2012, largely due to improved Segment EBITDA from our golf and country club segment and from $1.3 million of increased cash dividends, that are subject to timing, from an equity investment included in the calculation of Adjusted EBITDA.

Golf and country club revenue increased $12.0 million, or 8.3%, of which $4.2 million is attributable to golf and country club properties added since the beginning of 2012. The remaining $7.8 million golf and country club revenue increase is driven by increases in same store dues, golf operations, food and beverage and other revenue. In addition, our business, sports and alumni club segment revenue increased $0.2 million, or 0.6%, primarily from an increase in dues revenue. Revenue also increased $2.7 million due to reimbursements for certain operating costs at managed clubs receiving gross accounting treatment beginning with the second quarter of 2013. These reimbursements have no net impact on operating income, Segment EBITDA or Adjusted EBITDA.
Total memberships at September 3, 2013 of 148,510 increased 1,567, or 1.1%, over memberships at September 4, 2012. Same store golf and country club memberships at September 3, 2013 increased 0.6% over memberships at September 4, 2012 while same store business, sports and alumni memberships decreased 1.0% over the same time period.

Other
As previously disclosed, in September 2013, ClubCorp Holdings, Inc. completed an IPO of shares of its common stock at an initial price of $14.00 per share.  We offered and sold 13,200,000 shares in the IPO and affiliates of KSL Capital Partners, LLC (“KSL”) sold an additional 4,800,000 shares. The offering generated $168.8 million of net proceeds to us after deducting underwriting discounts and commissions and estimated offering expenses. Net proceeds will be used to redeem $145.25 million in aggregate principal of our Senior Notes and pay approximately $14.5 million of redemption premium in addition to $5.9 million of accrued and unpaid interest thereon. We also used a portion of such net proceeds and cash on hand to make a one-time payment of $5.0 million to an affiliate of KSL in connection with the termination of our management agreement with them.

In July 2013, our subsidiary, ClubCorp Club Operations, Inc. (“Operations”) entered into a second amendment to the credit agreement governing our Secured Credit Facilities that amended the terms to reduce the interest rate on the term loan facility to a rate of LIBOR plus a margin of 3.0% per annum post-IPO, increase the principal borrowed under the term loan facility to $301.0 million, extend the maturity date of the term loan facility to 2020, eliminate the quarterly principal payment requirement under the term loan facility, increase the amount of permissible incremental facilities and modify certain financial covenants and non-financial terms and conditions associated with the credit agreement governing our Secured Credit Facilities.

In September 2013, Operations completed a third amendment to the credit agreement governing our Secured Credit Facilities for $135.0 million in incremental revolving credit commitments maturing in 2018, and agreed to reduce the existing $50.0 million revolving credit facility to the amount of standby letters of credit outstanding as of the effective date of the third amendment. Borrowings under the incremental revolving credit commitments will bear interest at a rate of LIBOR plus a margin of 3.0% per annum post-IPO.

Exhibit 99.1

Guidance
The following guidance is based on current management expectations.  All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the "Forward-Looking Statements" cautionary language which follows, and the Company undertakes no duty to update its guidance.  For our 2013 fiscal year, the Company expects to generate revenue in the range of $806.0 million to $808.0 million and Adjusted EBITDA in the range of $174.5 million to $176.5 million. As we communicated previously, Adjusted EBITDA for the 16 weeks ended December 25, 2012 was increased by an income adjustment recorded during the fourth quarter and is offset by an extra week of results this year as our fiscal fourth quarter ending December 31, 2013 includes 17 weeks. Accordingly, the growth rate for fourth quarter Adjusted EBITDA is negatively impacted by these adjustments.

Conference Call
The Company will hold a conference call tomorrow, October 18, 2013 at 10 a.m. CST (11 a.m. EST) to discuss its third quarter 2013 financial results.  The conference call will be broadcast live on the internet and can be accessed via the Company's website at ir.clubcorp.com/webcasts.  For those unable to participate in the live call, a replay of the webcast will be available one hour after completion of the call through November 19, 2013 at 8 a.m. CST at ir.clubcorp.com/webcasts.

Statement Regarding Non-GAAP Financial Measures
This earnings release and accompanying financial tables include a supplemental non-GAAP financial measure entitled Adjusted EBITDA. Adjusted EBITDA is not a recognized term under GAAP, should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of net income or loss as determined under GAAP.  Adjusted EBITDA and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company's financial performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is based on the definition of Consolidated EBITDA as defined in the credit agreement governing our Secured Credit Facilities. Adjusted EBITDA is defined as EBITDA plus or minus impairments and dispositions of assets (liquor licenses, equity method investments, etc.), non-cash and “other” adjustments (purchase accounting, management fees, income / loss from non-controlling interests), acquisition adjustments and any gains or losses on the extinguishment of debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About ClubCorp Holdings, Inc.
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp owns or operates a portfolio of more than 150 golf and country clubs, business clubs, sports clubs, and alumni clubs in 25 states, the District of Columbia and two foreign countries that serve over 370,000 members, with approximately 15,000 peak-season employees. ClubCorp Holdings, Inc. is publicly traded on the New York Stock Exchange (NYSE: MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp at clubcorp.com, on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.

Forward-Looking Statements
In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. The Company generally uses the words "may", "will", "could", "expect", "anticipate", "believe", "estimate", "plan", "intend", and similar expressions in this press release and any attachment to identify forward-looking statements.  All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management's control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
These forward-looking statements are subject to a number of risks and  uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond management's control adversely affecting discretionary spending, membership count and facility usage and other risks, uncertainties and factors set forth in the section entitled "Risk Factors" in the Company's prospectus filed with the Securities and Exchange Commission (“SEC”) on September 20, 2013.

Exhibit 99.1

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company's strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise.  Readers are advised to review the Company's filings with the SEC (which are available from the SEC's EDGAR database at www.sec.gov and via the Company's website at ir.clubcorp.com/SEC).

Exhibit 99.1

CLUBCORP HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL INFORMATION
(in thousands, except for memberships,
dues per average membership and revenue per average membership)

	12 Weeks Ended				36 Weeks Ended
Consolidated Summary	Sept 3,	Sept 4,	Change	%	Sept 3,	Sept 4,	Change	%
	2013	2012		Change	2013	2012		Change

Total Revenue	$194,835	$179,997	$14,838	8.2%	$545,514	$515,759	$29,755	5.8%

Segment EBITDA:
Golf and Country Club	$43,091	$39,738	$3,353	8.4%	$121,551	$112,661	$8,890	7.9%
Business, Sports and Alumni Club	4,717	5,386	(669)	(12.4)%	18,843	19,500	(657)	(3.4)%
Other (1)	(6,973)	(6,852)	(121)	(1.8)%	(25,259)	(22,694)	(2,565)	(11.3)%
Total Segment EBITDA	$40,835	$38,272	$2,563	6.7%	$115,135	$109,467	$5,668	5.2%
Acquisition adjustment (2)	219	591	(372)	(62.9)%	1,198	1,773	(575)	(32.4)%
Non-cash and other adjustments (3)	514	(825)	1,339	162.3%	857	(2,730)	3,587	131.4%
Adjusted EBITDA (4)	$41,568	$38,038	$3,530	9.3%	$117,190	$108,510	$8,680	8.0%

(1)
The decline in Other EBITDA of $2.6 million for 36 weeks ended September 3, 2013 compared to the 36 weeks ended September 4, 2012 is largely due to a $1.8 million non-cash item from 2012 that is offset by an adjustment below (see footnote #3) for no net impact on Adjusted EBITDA.

(2)
The acquisition adjustment represents deferred revenue related to initiation deposits and fees that would have been recognized in the applicable period but for the application of purchase accounting in connection with the purchase of ClubCorp, Inc. in 2006.

(3)
Non-cash and other adjustments increased $1.3 million for the 12 weeks ended September 3, 2013 compared to the 12 weeks ended September 4, 2012 largely due to increased cash proceeds, related to an equity investment, that are subject to timing. The increase of $3.6 million for the 36 weeks ended September 3, 2013 compared to the 36 weeks ended September 4, 2012 is largely due to a $1.8 million adjustment that offsets the non-cash item included in Segment EBITDA (see footnote #1) and $1.7 million increased cash dividends this year, related to an equity investment, that are subject to timing.

(4)	See "Statement Regarding Non-GAAP Financial Measures" section of this earnings release for the definition of Adjusted EBITDA.

Exhibit 99.1

	12 Weeks Ended				36 Weeks Ended
Golf and Country Club Segment	Sept 3,	Sept 4,	Change	%	Sept 3,	Sept 4,	Change	%
	2013	2012		Change	2013	2012		Change

Same Store Clubs
Revenue
Dues	$65,604	$62,731	$2,873	4.6%	$192,565	$183,797	$8,768	4.8%
Food and Beverage	33,112	31,187	1,925	6.2%	91,231	87,174	4,057	4.7%
Golf Operations	38,231	36,159	2,072	5.7%	99,514	98,387	1,127	1.1%
Other	13,557	12,590	967	7.7%	34,674	32,556	2,118	6.5%
Revenue	$150,504	$142,667	$7,837	5.5%	$417,984	$401,914	$16,070	4.0%
Segment EBITDA	$42,412	$39,626	$2,786	7.0%	$120,136	$112,328	$7,808	7.0%
Segment EBITDA Margin	28.2%	27.8%	40 bps	1.5%	28.7%	27.9%	79 bps	2.8%

Acquisitions
Revenue	$5,343	$1,198	$4,145	346.0%	$8,233	$2,238	$5,995	267.9%
Segment EBITDA	$679	$112	$567	506.3%	$1,415	$333	$1,082	324.9%

Total Golf and Country Clubs
Revenue	$155,847	$143,865	$11,982	8.3%	$426,217	$404,152	$22,065	5.5%
Segment EBITDA	$43,091	$39,738	$3,353	8.4%	$121,551	$112,661	$8,890	7.9%
Segment EBITDA Margin	27.6%	27.6%	3 bps	0.1%	28.5%	27.9%	64 bps	2.3%

Same Store Memberships	83,320	82,796	524	0.6%	83,320	82,796	524	0.6%
Total Memberships	86,628	84,432	2,196	2.6%	86,628	84,432	2,196	2.6%
Same Store Average Membership (1)	83,035	82,436	599	0.7%	82,216	81,708	508	0.6%
Dues per Average Same Store Membership (2)	$790	$761	$29	3.8%	$2,342	$2,249	$93	4.1%
Revenue per Average Same Store Membership (2)	$1,813	$1,731	$82	4.7%	$5,084	$4,919	$165	3.4%

	12 Weeks Ended				36 Weeks Ended
Business, Sports and Alumni Club Segment	Sept 3,	Sept 4,	Change	%	Sept 3,	Sept 4,	Change	%
	2013	2012		Change	2013	2012		Change

Same Store Clubs
Revenue
Dues	$17,580	$17,222	$358	2.1%	$52,770	$51,991	$779	1.5%
Food and Beverage	16,354	16,331	23	0.1%	55,281	53,968	1,313	2.4%
Other	2,694	2,867	(173)	(6.0)%	8,073	8,469	(396)	(4.7)%
Revenue	$36,628	$36,420	$208	0.6%	$116,124	$114,428	$1,696	1.5%
Segment EBITDA	$4,717	$5,386	$(669)	(12.4)%	$18,843	$19,500	$(657)	(3.4)%
Segment EBITDA Margin	12.9%	14.8%	(191) bps	(12.9)%	16.2%	17.0%	(81) bps	(4.8)%

Acquisitions
Revenue	$—	$—	$—	—	$—	$—	$—	—
Segment EBITDA	$—	$—	$—	—	$—	$—	$—	—

Total Business, Sports and Alumni Clubs
Revenue	$36,628	$36,420	$208	0.6%	$116,124	$114,428	$1,696	1.5%
Segment EBITDA	$4,717	$5,386	$(669)	(12.4)%	$18,843	$19,500	$(657)	(3.4)%
Segment EBITDA Margin	12.9%	14.8%	(191) bps	(12.9)%	16.2%	17.0%	(81) bps	(4.8)%

Same Store Memberships	61,882	62,511	(629)	(1.0)%	61,882	62,511	(629)	(1.0)%
Total Memberships	61,882	62,511	(629)	(1.0)%	61,882	62,511	(629)	(1.0)%
Same Store Average Membership (1)	61,952	62,475	(523)	(0.8)%	61,964	62,732	(768)	(1.2)%
Dues per Average Same Store Membership (2)	$284	$276	$8	2.9%	$852	$829	$23	2.8%
Revenue per Average Same Store Membership (2)	$591	$583	$8	1.4%	$1,874	$1,824	$50	2.7%

(1)	Same store revenue (dues or segment) divided by average membership, calculated using the same store membership count at the beginning and end of the period indicated.

(2)	Same store revenue (dues or segment) divided by same store average membership.

Exhibit 99.1

CLUBCORP HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE TO CLOSEST GAAP MEASURE
(in thousands)

					Four Quarters
	12 Weeks Ended		36 Weeks Ended		Ended
	Sept 3,	Sept 4,	Sept 3,	Sept 4,	Sept 3,
	2013	2012	2013	2012	2013

Net loss	$(5,034)	$(12,398)	$(8,403)	$(23,941)	$(11,454)
Interest expense	19,499	20,076	58,646	60,244	87,728
Income tax (benefit) expense	3,793	(1,695)	1,150	(247)	(6,131)
Interest and investment income	(80)	(29)	(224)	(86)	(1,350)
Depreciation and amortization	17,030	17,592	49,497	53,926	73,857
EBITDA	$35,208	$23,546	$100,666	$89,896	$142,650
Impairments and disposition of assets (1)	2,773	13,107	8,286	14,801	20,089
Non-cash adjustments (2)	1,139	925	2,889	2,794	4,167
Other adjustments (3)	1,715	694	3,294	1,976	4,278
Segment EBITDA	$40,835	$38,272	$115,135	$109,467	$171,184
Acquisition adjustment (4)	219	591	1,198	1,773	1,985
Non-cash and other adjustments (5)	514	(825)	857	(2,730)	1,700
Adjusted EBITDA	$41,568	$38,038	$117,190	$108,510	$174,869

(1)
Impairments and disposition of assets includes non-cash impairment charges related to: liquor licenses, property and equipment, equity method investments, mineral rights, loss on disposal of assets and net loss from discontinued clubs.

(2)
Non-cash adjustments include non-cash items related to purchase accounting associated with the acquisition of ClubCorp, Inc. in 2006 by affiliates of KSL Capital Partners, LLC (“KSL”) and expense recognized for our long-term incentive plan.

(3)
Other adjustments include management fees and expenses paid to an affiliate of KSL, acquisition costs, loan origination fees and non-recurring charges incurred in connection with the November 30, 2010 reorganization.

(4)
Acquisition adjustment represents deferred revenue related to initiation deposits and fees that would have been recognized in the applicable period but for the application of purchase accounting in connection with the purchase of ClubCorp, Inc. in 2006.

(5)
Non-cash and other adjustments represents adjustments permitted by the credit agreement governing our Secured Credit Facilities including cash distributions from equity method investments less earnings of said investments, income or loss attributable to non-controlling equity interests of continuing operations, exclusion of non-cash income related to surface rights agreements and franchise tax expense.

Exhibit 99.1

CLUBCORP HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED BALANCE SHEET AND OTHER DATA
Proforma and as of September 3, 2013
(in thousands)

		Sept 3,
	Proforma (1)	2013

Cash and cash equivalents	$43,300	$43,300

Total funded debt, including current maturities:
Senior Notes	$269,750	$415,000
Secured Credit Facilities	301,106	301,106
Other funded debt (2)	38,872	38,872
Total funded debt, including current maturities (3)	$609,728	$754,978

Net funded debt (4)	$566,428	$711,678

Leverage ratio (5)	3.2x	4.1x

Availability under Revolving Credit Facilities	$135,000	$30,400

Liquidity (6)	$178,300	$73,700

(1)
Proforma includes an adjustment for the intended redemption of $145.25 million of our 10% Senior Notes using a portion of net proceeds from our initial public offering. Proforma also includes an adjustment for the increased availability under our Revolving Credit Facilities in accordance with the third amendment to the credit agreement governing our Secured Credit Facilities including $135.0 million in incremental revolving credit commitments and a reduction to the existing $50.0 million revolving credit facility to the $19.6 million amount of standby letters of credit outstanding as of the effective date of the third amendment.

(2)	Other funded debt includes General Electric Capital Corporation, Atlantic Capital Bank and BancFirst mortgage loans.

(3)	The following table reconciles “Total funded debt, including current maturities” to “Long-term debt” and “Current maturities of long-term debt” per our balance sheet as of September 3, 2013:

Sept 3,
2013

Total funded debt, including current maturities	$754,978

Add:
Notes payable related to certain Non-Core Development Entities	11,837
Other indebtedness	3,054
Capital leases	27,311

Total long-term debt, including current maturities	797,180
Less: Current maturities of long-term debt	(11,376)
Long-term debt	$785,804

(4)	Net funded debt is calculated as “Total funded debt, including current maturities” less “Cash and cash equivalents”.

(5)	Leverage ratio is calculated as “Net funded debt” divided by Adjusted EBITDA for the four quarters ended September 3, 2013.

(6)	Liquidity is calculated as the sum of “Cash and cash equivalents” and “Availability under Revolving Credit Facilities”.